Exhibit 99.1

WESTERN GAS RESOURCES, INC.

APPOINTS TWO NEW BOARD MEMBERS

DENVER, January 19, 2006. Western Gas Resources, Inc. (“Western”) (NYSE:WGR) announced today that on January 13, 2006 its Board of Directors (“Board”) appointed two new independent members, Thomas M. Hamilton and John E. Brewster, Jr., to serve on the Board commencing February 24, 2006.

Mr. Hamilton, 62, is a retired Chairman, President and Chief Executive Officer of EEX Corporation, formally Enserch Exploration Company.  Mr. Hamilton also served as President of Pennzoil Exploration and Production Company and held various positions with BP PLC and Exxon Corporation.  Mr. Hamilton currently serves on the Board of Directors for FMC Technologies and TODCO.  Mr. Hamilton holds a Doctorate degree in geology from the University of North Dakota.

Mr. Brewster, 54, is a retired Vice President of Howell Corporation.  Mr. Brewster also served as President and Chief Executive Officer of Trafalgar House Oil and Gas, Incorporated and as Associate General Counsel for the Oklahoma Securities Commission.  Mr. Brewster holds a Juris Doctorate and a Master’s degree in Business Administration from Southern Methodist University in Dallas, Texas.

Chairman Comments.  Jim Senty, Chairman of the Board, stated, “We are very pleased to have these two new directors with their broad industry background and look forward to their participation in Western’s future growth objectives.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:           Ron Wirth, Director of Investor Relations

(800) 933-5603 or (303) 252-6090

e-mail: rwirth@westerngas.com